SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): April 1, 2002

                                   ----------


                                   KROLL INC.
             (Exact name of registrant as specified in its charter)



             Ohio                       000-21629                 31-1470817
(State or other jurisdiction of   (Commission file number)    (I.R.S. employer
 incorporation or organization)                              identification no.)



       900 Third Avenue
         New York, NY                                             10022
    (Address of principal                                       (Zip code)
      executive offices)

Registrant's telephone number, including area code:  (212) 593-1000

Item 5.     Other Events.

      On April 1, 2002, Kroll Inc. (the "Company") entered into an agreement (the "Merger Agreement") to acquire ONTRACK Data International, Inc. ("Ontrack").

      The Merger Agreement provides that a wholly owned subsidiary of the Company will be merged with and into Ontrack (the "Merger"), resulting in Ontrack becoming a wholly owned subsidiary of the Company. In the Merger, each share of outstanding Ontrack common stock will be converted into the right to receive a fraction of a share of the Company's common stock (the "Exchange Ratio") equal to the product of (x) one and (y) a fraction, the numerator of which is $12.50 and the denominator of which is the Average Stock Price (as defined in the Merger Agreement), in a transaction intended to qualify as a tax-free reorganization for federal income tax purposes. If the Average Stock Price is equal to or greater than $19.3886, each share of outstanding Ontrack common stock will be converted into the right to receive 0.6447 of one share of the Company's common stock. If the Average Stock Price is equal to or less than $15.8634, each share of outstanding Ontrack common stock will be converted into the right to receive 0.7880 of one share of the Company's common stock; provided that if the Average Stock Price is less than $15.8634 Ontrack has the right to terminate the Merger Agreement unless the Company agrees to an Exchange Ratio equal to $12.50 divided by the Average Stock Price.

      In addition, pursuant to the Merger Agreement, the Company will assume Ontrack's existing stock option plans. As a result of the Merger, outstanding Ontrack stock options will become exercisable for a number of shares of the Company's common stock and at exercise prices as adjusted for the Exchange Ratio. The total purchase price for the acquisition of Ontrack is expected to be approximately $140 million based on the number of shares of Ontrack common stock and Ontrack stock options outstanding as of April 1, 2002.

      It is expected that Ben F. Allen, president and chief executive officer of Ontrack, will be appointed to the Board of Directors of the Company upon the closing of the Merger. Mr. Allen has entered into a three-year employment agreement with the Company to serve as president of Ontrack following the Merger.

      The Merger is subject to customary closing conditions, including the approval of the Company's shareholders, the approval of Ontrack's stockholders and certain regulatory approvals. The Boards of Directors of both companies have unanimously approved the Merger and the Merger Agreement. The proposed acquisition is expected to close late in the second quarter or in the third quarter of 2002.

      The foregoing discussion is qualified by reference to the full text of the Merger Agreement, which is filed as an exhibit to this report on Form 8-K and is incorporated herein by reference in its entirety.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

          (c)   Exhibits

      2.1 Agreement and Plan of Reorganization dated April 1, 2002, by and among Kroll Inc., ODI Acquisition Corporation and ONTRACK Data International, Inc.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              KROLL INC.


                              By: /s/ Michael Petrullo
                                 -----------------------------------------
                                    Name: Michael Petrullo
                                    Title: Acting Chief Financial Officer


Date:  April 4, 2002